    As filed with the Securities and Exchange Commission on October 3, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                         GOODRICH PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)
                Delaware                               76-0466193
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation of organization)               Identification No.)
                         815 Walker Street, Suite 1040
                              Houston, Texas 77002
                                 (713) 780-9494
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             Robert C. Turnham, Jr.
              Executive Vice President and Chief Operating Officer
                         Goodrich Petroleum Corporation
                             815 Walker, Suite 1040
                              Houston, Texas 77002
                                 (713) 780-9494
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------
                                    Copy to:
                               Jeffrey M. Cameron
                             Vinson & Elkins L.L.P.
                             2300 First City Tower
                                  1001 Fannin
                              Houston, Texas 77002
                                 (713) 758-2222

   Approximate date of commencement of proposed sale to the public: After the effective date of the registration statement as determined by market conditions and other factors.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Proposed maximum
 Title of each class of                    Proposed maximum    aggregate
    securities to be       Amount to be     offering price      offering        Amount of
       registered           registered       per share(1)       price(1)     registration fee
---------------------------------------------------------------------------------------------
Common Stock, par value
 $.20 per share......... 10,103,727 shares      $4.86         $49,104,120       $12,276.03

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price reported by the New York Stock Exchange on September 28, 2001.

                                ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Securities may not be sold pursuant to this prospectus until the registration + +statement filed with the Securities and Exchange Commission is effective. +
+This prospectus is not an offer to sell these securities and is not           +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 3 , 2001

PROSPECTUS

                               10,103,727 Shares

                         GOODRICH PETROLEUM CORPORATION

                                  Common Stock

  This prospectus relates to the offer and sale from time to time of up to an aggregate of 10,103,727 shares of our common stock for the account of our stockholders referred to in this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "GDP." On October 2, 2001, the last reported sales price for our common stock was $5.02 per share.

  The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

  Investing in our common stock involves risks. See "Risk Factors" on page 2.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                    This prospectus is dated October 3, 2001

                               TABLE OF CONTENTS

ABOUT GOODRICH PETROLEUM CORPORATION........................................   2
RISK FACTORS................................................................   3
FORWARD-LOOKING STATEMENTS..................................................   9
USE OF PROCEEDS.............................................................  10
DESCRIPTION OF CAPITAL STOCK................................................  11
SELLING STOCKHOLDERS........................................................  16
PLAN OF DISTRIBUTION........................................................  18
VALIDITY OF SECURITIES......................................................  18
EXPERTS.....................................................................  18
WHERE YOU CAN FIND MORE INFORMATION.........................................  18

                               ----------------

                      ABOUT GOODRICH PETROLEUM CORPORATION

   We are an independent oil and natural gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties in the transition zone of south Louisiana and in north Louisiana, the Gulf Coast of Texas and East Texas. We have been active in these regions since 1975 and have established extensive technical and operating expertise in all of our areas of geographic focus. At December 31, 2000, we had net proved reserves of 70.2 Bcfe with a pre-tax PV-10 Value of $250.1 million and an after-tax Standardized Measure value of $179.8 million.

   We have an inventory of development, exploitation and exploration projects that we believe provides us with an opportunity to increase our production and reserves. Our Burrwood, West Delta and Lafitte fields account for approximately 80% of our 2001 capital budget of $26 million.

   Our principal strategy is to increase production, cash flow and reserves through the acquisition and subsequent exploitation and development of mature properties, complimented by select exploration activities, in our core areas. We focus on fields that have multiple productive reservoirs with an established production history and infrastructure in place.

   Our executive offices are located at 815 Walker Street, Suite 1040, Houston, Texas 77002, and our telephone number is (713) 780-9494.

   Additional information concerning our company is included in reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

   Investing in our common stock will provide you with an equity interest in Goodrich. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

Risks Related to Our Business

The size of our balance sheet or volatility in our results may prevent us from raising the capital necessary to make acquisitions and drill wells.

   We may not be able to successfully pursue our business strategy if the size of our balance sheet, volatility in our results or general industry or market conditions prevents us from raising the capital required for operations. We make, and will continue to make, substantial expenditures for the acquisition, exploration, exploitation, development and production of oil and natural gas reserves. We have had to adjust our capital spending in the past to reflect the lack of available capital, particularly in 1999. If our revenues or cash flow from operations decrease as a result of lower oil and natural gas prices, operating difficulties or other factors, many of which are beyond our control, or we are unable to raise additional debt or equity proceeds to fund such expenditures, then we may curtail our drilling, development and other activities or be forced or choose to sell some of our assets on an untimely or unfavorable basis, any of which may have a material adverse effect on our business, financial condition, results of operations or cash flows.

We expect to incur substantial debt. If we are unable to service this debt or if we are restricted by this debt from engaging in certain activities, our business may be materially adversely affected.

   Any inability on our part to service our debt will be materially adverse to our business. We have incurred substantial debt, and expect to incur additional debt in the future, in connection with our capital expenditures. Such additional borrowings may severely restrict our exploration and development activities.

   As our level of borrowings increases, such indebtedness may have several important effects on our operations, including:

  . a substantial portion of our cash flow from operations may be dedicated to the payment of interest and principal on our indebtedness and will not be available for other purposes;

  . the covenants contained in our bank credit facility limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions;

  . our ability to obtain additional financing in the future for working capital, capital expenditures (including acquisitions), general corporate purposes or other purposes may be impaired;

  . our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand sustained declines in oil and natural gas prices;

  . such borrowings will be subject to variable rates, which may make us vulnerable to increases in interest rates; and

  . our flexibility in planning for or reacting to changes in market conditions may be limited.

   Moreover, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our leverage. Our ability to continue to meet our debt service obligations, to reduce total indebtedness and to meet our other obligations will be dependent upon our future performance, which will be subject to general economic conditions, including oil and natural gas prices, and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to meet these commitments, we may not be able to satisfy our capital requirements unless we are able to successfully adopt one or more alternatives on a timely basis and with satisfactory terms, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. The terms of our indebtedness, including the bank credit facility, also may prohibit us from taking such actions.

We have a history of losses and may not be profitable in the future.

   We may not be profitable in the future. We had losses from January 1, 1997 through March 31, 2000. Our ability in future years to achieve profitability will depend on our oil and natural gas production, the success of our projects, commodity prices and expenses. If we are not profitable in the future, the market price of our common stock may decline and the value of your investment may be adversely affected.

If we are unable to resolve our dispute with the co-owner of the Lafitte field, our development of this property may be materially adversely affected.

   Our development of the Lafitte field will be hindered if we are unable to resolve our dispute with the co-owner. We jointly acquired our interest in the Lafitte field with Stone Energy Corporation. We have been in a dispute with Stone regarding our respective rights and obligations under the agreements associated with the joint acquisition. We believe that our agreements with Stone provide us with an opportunity to more fully evaluate the field than we are currently allowed to do. In February 2000, we filed two lawsuits against Stone alleging misconduct and violation of the agreements associated with the joint acquisition. We are currently in the discovery phase of this dispute. Until this dispute is resolved, our ability to fully evaluate and develop our interests in new wells in the Lafitte field could be seriously hindered.

Our hedging activities may reduce our revenues in a rising commodity price environment or result in losses.

   Our hedging arrangements may reduce the amount of revenues we receive from our oil and gas production. We have hedged approximately 40% of our current daily production for the remainder of this year. By replacing the right to receive the market price for our production with a right to receive the fixed or collared hedge price, hedging will prevent us from receiving the full advantage of increases in oil and natural gas prices above the fixed or collared amount specified in the hedge. In addition, significant reductions in our production at times when the market price exceeds the price fixed in the hedge agreements could require us to make payments under our hedge agreements even though such payments are not offset by sales of our production. We may also have margin calls if the market moves in opposite directions from our hedged positions. The occurrence of any such event could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Substantially all of our outstanding shares may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

   This prospectus registers for resale shares of common stock held by some of our stockholders. The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. This could make it more difficult to raise funds in the future through offerings of our common stock. This could also adversely affect the value of your investment in our common stock.

The small trading volume of our common stock may adversely affect the value of your investment.

   Although our common stock is listed on the NYSE, the public market for our common stock has been relatively small. Stocks with small markets and limited liquidity may experience fluctuations in their prices due to imbalances between orders to buy and orders to sell the stock. The limited liquidity in our stock may reduce the market value of our shares compared to comparable companies with greater trading volumes.

Our success depends on our chief executive officer and other key executive officers, the loss of whom could disrupt our business operations.

   We depend to a large extent on the efforts and continued employment of our President and Chief Executive Officer, Walter G. Goodrich, and our other executive officers. We do not have employment agreements with these officers. If Mr. Goodrich or these other executive officers resigns or becomes unable to continue in his present role and if such person is not adequately replaced, our business operations could be materially adversely affected.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

   Exploration for and development, production and sale of oil and natural gas in the U.S. are subject to extensive and complex federal, state and local laws and regulations, including environmental, health and safety laws and regulations. We may be required to make large expenditures to comply with current and future regulations.

   Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous substances, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost, and we do not have such coverage. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our business, financial condition, results of operations or cash flows.

   In addition, the U.S. Environmental Protection Agency has identified us as a potentially responsible party for the cost of clean-up of hazardous substances at an oil field waste disposal site in Vermilion Parish, Louisiana. We estimate that the remaining cost of long-term clean-up of the site will be approximately $3.5 million, with our percentage of responsibility estimated by the EPA to be approximately 3.05%, which equates to an individual cost of about $107,000. However, if the actual clean-up costs are higher or if other potentially responsible parties fail to pay their allocation, then our costs for this site could be significantly higher than the amount presently estimated or accrued for this liability. In such an event, we may be required to reallocate our capital resources to these clean-up costs, adversely affecting our planned operations.

Oil and natural gas prices are volatile. Low prices could have a material adverse effect on our business.

   Our revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Historically, prices for oil and natural gas have been volatile and low prices have hurt our business. Among the factors that can cause this fluctuation are:

  . level of consumer product demand;

  . weather conditions;

  . domestic and foreign governmental regulations;

  . price and availability of alternative fuels;

  . political conditions in oil and natural gas producing regions;

  . domestic and foreign supply of oil and natural gas;

  . price of foreign imports; and

  . overall economic conditions.

   Prices for oil and natural gas affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our bank credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce. Any substantial and extended decline in the price of oil or natural gas would have a material adverse effect on the carrying value of our proved reserves, our borrowing capacity, our ability to obtain additional capacity, and our business, financial condition, results of operations or cash flows.

Our reserve estimates may prove to be inaccurate, which could materially affect the quantities and present value of our estimated reserves.

   Our reserve estimates may overstate our actual reserves and the value of future production. The process of estimating oil and natural gas reserves is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic and other factors beyond our control. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus.

   Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, availability of rigs and other equipment, prevailing oil and natural gas prices and other factors, many of which are beyond our control. At December 31, 2000, 40% of our proved reserves were proved undeveloped. Most of our reserves are calculated using volumetric analysis, and these estimates could be viewed as more subjective. Any such inaccuracies could have a material adverse effect on our business, financial condition, cash flows or results of operations.

   You should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus is the current market value of our reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate because of changes in commodity prices or hedging transactions.

Exploration is a high-risk activity. The 3-D seismic data and other advanced technologies we use cannot eliminate exploration risk and require experienced technical personnel whom we may be unable to attract or retain.

   Our future success will depend on the success of our drilling program. Exploitation and exploration activities involve numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of the additional exploration, time and expenses associated with a variety of factors, including:

  .  unexpected drilling conditions;

  .  pressure or irregularities in formations;

  .  equipment failures or accidents;

  .  adverse weather conditions;

  .  compliance with governmental requirements; and

  . shortages or delays in the availability of drilling rigs and the delivery of equipment.

   Even when used and properly interpreted, 3-D seismic data and visualization techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. We could incur losses as a result of these expenditures. Poor results from our exploitation and exploration activities could have a material adverse effect on our business, financial condition, cash flows or results of operations.

   Our drilling success will depend, in part, on our ability to attract and retain experienced explorationists and other professional personnel. Competition for explorationists and engineers with experience is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

The failure to replace our reserves would adversely affect our production and cash flows.

   Our future oil and natural gas production depends on our success in finding or acquiring additional reserves that are economically recoverable. We may not be successful in exploring for, developing or acquiring additional reserves. If we fail to replace reserves, which decline as they are produced, our level of production and cash flows will be adversely impacted. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. If we are not successful, our future production and revenues will be materially adversely affected.

The oil and natural gas business involves many operating risks that can cause substantial losses.

   Our operations are subject to risks inherent in the oil and natural gas business, including:

  .  fires and explosions;

  .  surface cratering;

  . uncontrollable flows of oil, underground natural gas and formation water;

  .  natural disasters;

  .  pipe or cement failures or collapses;

  .  embedded or unremovable oil field drilling and service tools;

  .  abnormally pressured formations; and

  . environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic natural gases.

   If any of these events occur, we could incur substantial losses as a result of:

  .  injury or loss of life;

  . severe damage to and destruction of property, natural resources and equipment;

  . fines and clean-up responsibilities for pollution and other environmental damage; and

  .  suspension of our operations.

   In addition, we do not carry business interruption insurance. For other risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Pollution and environmental risks generally are not fully insurable and we do not currently carry insurance that would cover the full amount of our liability if one of these risks were to occur. As a result, if a significant accident or other event occurs and is not fully covered by insurance, such losses could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not be able to successfully compete with competitors that are larger and have greater resources.

   We operate in a highly competitive environment and may not be successful against our competitors. We compete with major and independent oil and natural gas companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial, technical and other resources substantially greater than ours. The availability of a ready market for our oil and natural gas production will depend in part on the following factors, which are beyond our control:

  . cost and availability of alternative fuels;

  . level of consumer demand;

  . extent of domestic production of oil and natural gas;

  . extent of importation of foreign oil and natural gas;

  . cost of and proximity to pipelines and other transportation facilities;

  . regulations by state and federal authorities; and

  . cost of complying with applicable environmental regulations.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

   All statements in this document that are not statements of historical fact are forward looking statements. Forward looking statements include, but are not limited to, such matters as:

  .  future production, operating or financial results;

  . statements about pending or recent acquisitions, business strategy, and expected capital spending or operating expenses;

  . statements about drilling operations, including scheduled drilling dates and objectives;

  .  beliefs or assumptions about the outlook for commodity prices;

  .  expectations regarding the availability of acquisition opportunities;
     and

  .  anticipated developments with respect to pending litigation.

   When used in this document the words "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" reflect forward-looking statements.

   There can be no assurance that actual results will not differ materially from those expressed or implied in such forward looking statements. There are many factors that could cause these forward-looking statements to be incorrect, including the risks described under "Risk Factors." Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

  .  the timing and amount of future production of oil and natural gas;

  .  operating costs and other expenses;

  .  cash flow and anticipated liquidity;

  .  the risks associated with exploration;

  . our ability to find, acquire, market, develop and produce new properties;

  .  oil and natural gas price volatility;

  . the outcome of our dispute with Stone regarding our Lafitte field interest;

  . uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

  .  operating hazards attendant to the oil and natural gas business;

  . downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

  .  potential mechanical failure or under-performance of significant wells;

  .  climatic conditions;

  .  the availability and cost of material and equipment;

  .  delays in anticipated start-up dates;

  .  actions or inactions of third-party operators of our properties;

  .  our ability to find and retain skilled personnel;

  .  the availability of capital;

  .  the strength and financial resources of our competitors;

  .  regulatory developments;

  .  environmental risks; and

  .  general economic conditions.

   When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct.

                                USE OF PROCEEDS

   Goodrich will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.20 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,375,000 shares are designated as Series A Convertible Preferred Stock. As of September 15, 2001, 17,896,356 shares of our common stock and 791,968 shares of our Series A preferred stock were issued and outstanding.

   The following summary of the provisions of our capital stock is subject to and qualified in its entirety by our articles of incorporation and bylaws and by the provision of applicable law.

Common Stock

   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock do not have the right to cumulate their votes in the election of directors. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock have the right to share ratably in any assets remaining after the satisfaction in full of all our liabilities and of all liquidation preferences on any outstanding shares of preferred stock. Holders of common stock have no preemptive or preferential rights to purchase or subscribe for any part of any additional securities or rights to convert their common stock into other securities and are not subject to future calls or assessments by us. All outstanding shares of common stock are, and all shares of common stock offered in connection with the offering and to be issued upon conversion of the preferred stock upon issuance will be, fully paid and nonassessable.

Preferred Stock

   Generally. Our board of directors is authorized, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix and determine the designations, series, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The issuance of a new series of the preferred stock could have the effect of delaying, deferring or preventing a change of control of Goodrich.

   Series A Convertible Preferred Stock. Our certificate of incorporation authorizes 1,375,000 shares of Series A Convertible Preferred Stock. The Series A preferred stock ranks senior to the common stock with respect to dividends and distributions of assets upon our liquidation, dissolution or winding up. There are 791,968 shares of Series A preferred stock outstanding as of the date hereof. The Series A preferred stock has a par value of $1.00 per share, with a liquidation preference of $10.00 per share. It is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.4167 shares of common stock per share of Series A preferred stock. The Series A preferred stock will automatically convert into common stock at a rate of 0.4167 shares of common stock for each share of Series A preferred stock if the closing price for the Series A preferred stock exceeds $15.00 per share for ten consecutive trading days.

   Holders of shares of Series A preferred stock are entitled to receive, when, as and if declared by our board of directors, out of any funds legally available for this purpose, cash dividends at the annual rate of 8% or $0.80 per share, accruing without interest and cumulative from the date of first issuance. These dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Dividends and distributions (other than dividends payable solely in junior ranking capital stock) may not be declared, paid or set apart for payment and purchases, redemptions or other acquisitions of shares of common stock or other junior ranking capital stock unless all accrued and unpaid dividends on the Series A preferred stock have been paid or declared and set apart for payment.

   We may, at our option, redeem all or part of the shares of Series A preferred stock then outstanding, subject to the limitations, if any, imposed by applicable law, at a redemption price of $12.00 per share plus any accrued and unpaid dividends, whether or not declared. There is no mandatory redemption or sinking fund obligation with respect to the Series A preferred stock.

   In the event of a voluntary or involuntary liquidation, dissolution or winding up of Goodrich, holders of shares of Series A preferred stock will be entitled to receive, out of our assets legally available therefor, a sum equal to $10.00 per share of Series A preferred stock, subject to adjustments for stock splits or combinations, plus all dividends, if any, accrued and unpaid to the distribution date.

   Holders of shares of Series A preferred stock have no voting rights, except as required by law, unless dividends payable on the Series A preferred stock fall into arrears in an amount equal to at least six quarterly dividends, whether or not consecutive. In such an event, the number of our directors may be increased by two upon such election by Series A holders, and holders of shares of Series A preferred stock (voting separately as a class with the holders of stock ranking on a parity with the Series A preferred stock and with like voting rights) will be exclusively entitled to elect, at any meeting of stockholders at which directors are to be elected during the period such dividends remain in arrears, such two additional directors to serve until all such dividends have been paid in full or set apart for payment.

   So long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative vote of the holders of at least 66% of all outstanding shares of Series A preferred stock, voting separately as a class, do the following:

  . amend, alter or repeal any provision of our Certificate of Incorporation or Bylaws to adversely affect the rights of the Series A preferred stock;

  . authorize or issue or increase the authorized amount of any additional class or series of stock ranking senior to the Series A preferred stock; or

  .  effect any reclassification of the Series A preferred stock.

   So long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative vote of the holders of at least 50% of all outstanding shares of Series A preferred stock, voting separately as a class, do the following:

  . authorize or issue or increase the authorized amount of any additional class or series of stock having dividend or liquidation rights on a parity with the Series A preferred stock and having the right to vote on matters as to which the Series A preferred stock is not entitled to vote; or

  . incur indebtedness for money borrowed or authorize or issue stock ranking on a parity with such Series A preferred stock as to dividends or liquidation if adjusted stockholders' equity is less than the liquidation preference of the Series A preferred stock and all stock ranking senior to or on a parity with the Series A preferred stock.

   Upon the occurrence of the first "Ownership Change" with respect to our company, holders of Series A preferred stock have the right, at the holder's option, for a period of 45 days following notice of such change to convert all, but not less than all, of such holder's Series A preferred stock into common stock with an aggregate Market Value equal to the aggregate Adjusted Value of the Series A preferred stock for which conversion is elected. In September 1999, such an Ownership Change occurred when H&Q Guaranty Finance LLC and its affiliates became the beneficial owner of more than 30% of our voting stock. Two of the holders of our Series A preferred stock elected to participate in the special conversion.

   If a Corporate Change (as defined below) should occur with respect to us, each holder of Series A preferred stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by us that a Corporate Change has occurred, to convert all, but not less than all, of such holder's Series A preferred stock into Marketable Stock (as defined below) with an aggregate Market Value (as defined below) equal to the Adjusted Value (as defined below) of the Series A preferred stock. If following a Corporate Change no Marketable Stock is outstanding, each holder of Series A preferred stock will have a special conversion right, if he so elects, to receive an amount of securities, cash or other property distributed to holders of common stock in the Corporate Change. The value of such amount will equal the Adjusted Value per share of the Series A preferred stock. We or our successor, as the case may be, may, at our/their option, in lieu of providing Marketable Stock, provide the holder with cash equal to the Adjusted Value of the shares of Series A preferred stock. If the Series A preferred stock becomes subject to this special conversion right due to a Corporate Change, the Series A preferred stock remains convertible into the kind and amount of securities, cash or other assets that the holders would have owned immediately after the Corporate Change if the holders had converted the Series A preferred stock immediately before the effective date of the Corporate Change.

   At least 30 days prior to the proposed effective date of a Corporate Change, we will mail to each holder of Series A preferred stock a notice setting forth the details of the proposed Corporate Change and the special conversion right. Within 30 days of the occurrence of a Corporate Change with respect to us, we will mail to each registered holder of Series A preferred stock a notice of such occurrence setting forth details regarding the special conversion right of such Corporate Change. A holder of Series A preferred stock must exercise the special conversion right within the 45-day period after the mailing of such notice of occurrence by us or such special conversion right shall expire. Exercise of such conversion right shall be irrevocable, and dividends on Series A preferred stock tendered for special conversion shall cease to accrue from and after the conversion date.

   As used herein, a "Corporate Change" with respect to us means:

  . the occurrence of any transaction or event in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets; or

  . the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of our property, business or assets.

   As used herein, the "Adjusted Value" of a share of Series A preferred stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of common stock exceeds both the Market Value of a share of common stock and the Applicable Value, then the Adjusted Value shall be determined by multiplying the greater of the Market Value of a share of common stock or the Applicable Value by the quotient of the Stated Value of a share of Series A preferred stock divided by the Reference Value per share of common stock.

   As used herein, the "Applicable Value" shall be an amount equal to the sum of the cash, Market Value of Marketable Stock and the value of any other securities, property or other consideration distributed to holders of common stock for each share of common stock upon or in connection with a Corporate Change.

   As used herein, "Market Value" of the common stock, or of the common stock of the corporation that is the successor to all or substantially all of our business and assets as a result of a Corporate Change, shall be the average of the closing market price of such common stock or other common stock, as the case may be, for the five business days ending on the last business day preceding the date of the Ownership Change or Corporate Change.

   As used herein, the term "Marketable Stock" shall mean our common stock or the common stock of our successor as a result of a Corporate Change, which in either case is listed on the NYSE or the American Stock Exchange or approved for quotation in the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

   As used herein, "Stated Value" of a share of Series A preferred stock converted during the 45-day period following the occurrence of a Corporate Change or an Ownership Change shall mean the price per share we would be required to pay if we exercised our option to redeem such shares on the conversion date, plus an amount equal to the amount by which the Market Value of the common stock exceeds the exercise price of the Warrant.

   As used herein, the term "Reference Value" shall initially mean $1.92 per share; provided, however, that in the event of any adjustment to the conversion price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the conversion price, after giving effect to any such adjustment, shall always be the same as the ratio of $1.92 to the initial conversion price.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

 Classified Board of Directors and Limitations on Removal of Directors

   Our board of directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders.

 Written Consent of Stockholders

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of stockholders owning the minimum number of shares required to approve such action. Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

 Advance Notice Procedure for Stockholder Proposals

   Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

  . with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

  . with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

   Notice of stockholders' intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders' meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.

 Limitation of Liability of Officers and Directors

   Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  . for unlawful payment of a dividend or unlawful stock purchase or stock redemption (Section 174 of the Delaware General Corporation Law); and

  . for any transaction from which the director derived an improper personal benefit.

   The effect of these provisions is to eliminate the rights of Goodrich and our stockholders, through stockholders' derivative suits on behalf of Goodrich, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ComputerShare, and its address is 311 West Monroe Street, Chicago, Illinois 60606 and telephone number is (312) 588-4700.

                              SELLING STOCKHOLDERS

   The following table provides the names of and the number of shares of common stock beneficially owned by each selling stockholder prior to the offering, the number of shares of common stock offered by each selling stockholder, and the number of shares of common stock that will be owned by each selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling stockholder sells all of the shares of common stock offered hereby. Selling stockholders may, however, offer and sell all, some, or none of their shares. Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the selling stockholders may also sell the shares listed below as being held by the selling stockholders. Upon completion of the offering or offerings pursuant to this prospectus, no selling stockholder will own one percent or greater of our outstanding common stock, assuming each selling stockholder sells all of the shares of common stock offered hereby.

                                     Number of Shares of Common Stock
                              --------------------------------------------------
                                    Owned                           Owned
                              Prior to Offering  Offered      After the Offering
                              ----------------- ---------     ------------------
Donald M. Campbell..........        284,715       268,752(1)        15,963
Delaware Charter Trust Co.,
 Custodian for
 Donald M. Campbell Money
 Purchase Pension Plan......        267,138       262,629(2)         4,509
L. S. & Co..................        210,892       210,892                0
Michael Y. McGovern.........         23,039        15,539(3)         7,500
Stacey Case.................        148,463       128,663(4)        19,800
Daniel Hibbard Case, III....        541,941       514,748(5)        27,193
Hambrecht & Quist Guaranty
 Finance, LLC...............      2,884,132     2,844,754(6)        39,378
Alps Investment, LLC........      1,544,341     1,544,341(7)             0
Andrew W. Kahn..............         32,142        32,142                0
Eric E. Schmidt and Wendy B.
 Schmidt Trustees,
 The Schmidt Family Living
 Trust UAD 1/1/87...........        133,200        87,660           45,540
Victor Partners.............        133,200       133,200                0
Laurence B. Simon Roth IRA..         40,246        40,246                0
Mark Goldner and Helene
 Hordes, Trustee--Paul
 Goldner Retained Annuity
 Trust UAD..................        167,200       167,200                0
Mark Ain....................        149,200       149,200                0
James V. Diller and June P.
 Diller, Trustees.
 FBO James V. Diller & June
 P. Diller Trust UAD
 7/20/77....................        175,200       175,200(8)             0
Kenneth A. Goldman and Susan
 Valierote, Trustees,
 Goldman-Valierote Family
 Trust UAC 11/15/95.........        127,100       127,100                0
Robert M. Gold..............        101,077       101,077(9)             0
Entrepreneurial Investment
 Corporation................        467,167       467,167                0
Ralph and Catherine
 Witherell Living Trust UTC
 11/14/96...................         17,117         8,448            8,669
Steven P. Carroll & Jessica
 L. Carroll 1998 Trust UAD
 6/5/98.....................         36,120        25,120(10)       11,000
Gary R. Patterson Trustee,
 The Gary R. Patterson
 Living Trust UAD 10/7/96...         10,609        10,609                0
Patrick E. Malloy...........      1,118,165     1,067,598(11)       50,567
Michael D. Fulton & Kathryn
 E. Cole Trust UAD 8/28/92..        857,942       857,942(12)            0
Michael J. Perdue, Trustee,
 Perdue Family Trust U/A DTD
 12/9/92....................         82,855        46,000(13)       36,855
John K. Abel................         23,000        23,000                0
Randall C. Luce Trustee,
 Luce Family Trust UTD
 9/1/99.....................         21,000        21,000                0
The Hupp Family.............         15,000        15,000                0
Jeffrey Schnoor.............          4,200         2,500            1,700
Michael J. Bradley..........         17,000        10,000            7,000
Dianne K. Norris Trust DTD
 6/23/92....................         46,000        38,500            7,500

                                      Number of Shares of Common Stock
                               -----------------------------------------------
                                     Owned                        Owned
                               Prior to Offering  Offered   After the Offering
                               ----------------- ---------- ------------------
Duane Ronald Roberts Jr.
 Trust........................        20,000         12,500        7,500
John Hoffee Trust.............        62,500         62,500            0
Matthew Wherrey Trust.........         2,500          2,500            0
Milton B. Miller and Corrine
 B. Miller, Trustees,
 Miller Family Living Trust
 7/3/91.......................        22,800         20,800        2,000
MD Family Trust DTD 8/18/95...        13,000         13,000            0
Kelly J. Roberts Trust DTD
 5/28/96......................        51,500         39,000       12,500
Richard D. Shippee............        13,000         13,000            0
3-R Investments...............        44,200         44,200            0
Entrepreneurial Capital
 Corporation..................       500,000        500,000            0
                                  ----------     ----------      -------
  TOTAL.......................    10,408,901     10,103,727      305,174
                                  ==========     ==========      =======

--------
 (1) Includes: (a) 201,927 shares of common stock, and (b) 66,825 shares of common stock issuable upon exercise of warrants. Mr. Campbell has been a member of our board of directors since November 1999.
 (2) Includes: (a) 197,454 shares of common stock, and (b) 65,175 shares of common stock issuable upon exercise of warrants.
 (3) Includes: (a) 5,539 shares of common stock, and (b) 10,000 shares of common stock issuable upon exercise of warrants. Mr. McGovern has been a member of our board of directors since May 2000.
 (4) Includes: (a) 84,674 shares of common stock, and (b) 43,989 shares of common stock issuable upon exercise of warrants.
 (5) Includes: (a) 338,759 shares of common stock, and (b) 175,989 shares of common stock issuable upon exercise of warrants.
 (6) Includes: (a) 1,684,776 shares of common stock, and (b) 1,159,978 shares of common stock issuable upon exercise of warrants.
 (7) Includes: (a) 1,016,341 shares of common stock, and (b) 528,000 shares of common stock issuable upon exercise of warrants.
 (8) Includes: (a) 129,660 shares of common stock, and (b) 45,540 shares of common stock issuable upon exercise of warrants.
 (9) Includes: (a) 73,357 shares of common stock, and (b) 27,720 shares of common stock issuable upon exercise of warrants.
(10) Includes: (a) 19,609 shares of common stock, and (b) 5,511 shares of common stock issuable upon exercise of warrants.
(11) Includes: (a) 737,598 shares of common stock, and (b) 330,000 shares of common stock issuable upon exercise of warrants. Mr. Malloy has been a member of our board of directors since May 2000.
(12) Includes: (a) 657,932 shares of common stock, and (b) 200,010 shares of common stock issuable upon exercise of warrants.
(13)  Mr. Perdue has been a member of our board of directors since January
      2001.

                              PLAN OF DISTRIBUTION

   We have been advised by the selling stockholders that the shares may from time to time be offered for sale either directly by the selling stockholders or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, or in independently negotiated transactions or otherwise; provided that such transactions will not include an underwritten public offering. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The methods by which the shares may be sold include:

  . a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  . exchange distributions and/or secondary distributions;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  . privately negotiated transactions.

   We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares, against certain civil liabilities, including certain liabilities under the Securities Act.

   There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                             VALIDITY OF SECURITIES

   The validity of the shares offered by this prospectus will be passed upon for Goodrich Petroleum Corporation by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated financial statements included in Goodrich Petroleum Corporation's Form 10-K for the years ended December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

   The estimated reserve evaluations and related calculations of Coutret & Associates, Inc., independent petroleum engineers, incorporated by reference in this registration statement have been included in reliance on the authority of said firm as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we file with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Goodrich Exploration Corporation, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the following Securities and Exchange Commission public reference rooms:

 450 Fifth Street, N.W.          233 Broadway              Citicorp Center
     Judiciary Plaza          Woolworth Building       500 West Madison Street
        Room 1024             New York, NY 10048             Suite 1400
 Washington, D.C. 20549                                   Chicago, IL 60661

   You may also inspect and copy our Securities and Exchange Commission filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

   You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   We file information electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

  .  Our Annual Report on Form 10-K for the year ended December 31, 2000;

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
     and

  .  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                         Goodrich Petroleum Corporation
                         815 Walker Street, Suite 1040
                              Houston, Texas 77002
                              Attention: Secretary
                                 (713) 780-9494

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The expenses of this offering (all of which are to be paid by Goodrich, except for underwriters' discounts and commissions) are estimated to be as follows:

   Securities and Exchange Commission registration fee.............. $12,276.03
   Legal fees and expenses..........................................     25,000
   Accounting fees and expenses.....................................          0
   Blue Sky fees and expenses (including legal fees)................          0
   Printing expenses................................................      4,000
   Miscellaneous....................................................          0
                                                                     ----------
     TOTAL.......................................................... $41,276.03
                                                                     ==========

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Our amended and restated certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers.

   As permitted by the DGCL, the certificate of incorporation provides that directors of Goodrich shall have no personal liability to Goodrich or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Goodrich or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under
Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Item 16. Exhibits

   (a) Exhibits:

     3.1  --Amended and Restated Certificate of Incorporation of Goodrich
           (incorporated herein by reference to Exhibit 3.1 to Goodrich's
           Registration Statement on Form S-1 (Registration No. 333-47078))
     3.2 --Restated Bylaws of Goodrich (incorporated herein by reference to Exhibit 3.2 to Goodrich's Registration Statement on Form S-1
           (Registration No. 333-47078))
     4.1 --Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Goodrich's Registration Statement of Form S-1
           (Registration No. 333-83093))
     5.1* --Opinion of Vinson & Elkins L.L.P.
    23.1* --Consent of KPMG LLP
    23.2* --Consent of Coutret & Associates, Inc.
    23.3* --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
    24.1* --Power of Attorney (included on the signature page to this Registration Statement)

--------
 * Filed herewith.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the third day of October, 2001.

                                          GOODRICH PETROLEUM CORPORATION

                                          By:     /s/ Robert C. Turnham, Jr.
                                            -----------------------------------
                                            Name:   Robert C. Turnham, Jr.
                                            Title:   Executive Vice President
                                                     and Chief Operating
                                                     Officer

   The undersigned directors and officers of Goodrich Petroleum Corporation ("Goodrich") do hereby constitute and appoint Walter G. Goodrich and Robert C. Turnham, Jr., and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Goodrich to comply with the Securities Act of 1933, as amended (the "Act") and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the third day of October, 2001.

              Signature                             Title                   Date
              ---------                             -----                   ----

      /s/ Walter G. Goodrich           President and Chief Executive     October 3,
______________________________________  Officer (Principal Executive        2001
          Walter G. Goodrich            Officer)

     /s/ Roland L. Frautschi           Chief Financial Officer           October 3,
______________________________________  (Principal Financial and            2001
         Roland L. Frautschi            Accounting Officer)

        /s/ Henry Goodrich             Chairman of the Board of          October 3,
______________________________________  Directors                           2001
            Henry Goodrich

        /s/ Sheldon Appel              Director                          October 3,
______________________________________                                      2001
            Sheldon Appel

      /s/ Michael J. Perdue            Director                          October 3,
______________________________________                                      2001
          Michael J. Perdue

      /s/ Donald M. Campbell           Director                          October 3,
______________________________________                                      2001
          Donald M. Campbell

    /s/ Patrick E. Malloy, III         Director                          October 3,
______________________________________                                      2001
        Patrick E. Malloy, III

     /s/ Michael Y. McGovern           Director                          October 3,
______________________________________                                      2001
         Michael Y. McGovern

     /s/ Arthur A. Seeligson           Director                          October 3,
______________________________________                                      2001
         Arthur A. Seeligson

                               INDEX TO EXHIBITS

 Exhibit
 Number                               Description
 -------                              -----------
   3.1   --Amended and Restated Certificate of Incorporation of Goodrich
          (incorporated herein by reference to Exhibit 3.1 to Goodrich's
          Registration Statement on Form S-1 (Registration No. 333-47078))

   3.2 --Restated Bylaws of Goodrich (incorporated herein by reference to Exhibit 3.2 to Goodrich's Registration Statement on Form S-1
          (Registration No. 333-47078))

   4.1 --Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Goodrich's Registration Statement of Form S-1
          (Registration No. 333-83093))

   5.1*  --Opinion of Vinson & Elkins L.L.P.

  23.1*  --Consent of KPMG LLP

  23.2*  --Consent of Coutret & Associates, Inc.

  23.3*  --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

  24.1* --Power of Attorney (included on the signature page to this Registration Statement)

--------
 *    Filed herewith.